SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|    Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|    Definitive Proxy Statement
|_|    Definitive Additional Materials
|_|    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                  MOSSIMO, INC.
                                 --------------
                (Name of Registrant as Specified in its Charter)

                                ---------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|    No fee required.
|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)     Title of each class of securities to which transaction applies:

       (2)     Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)     Proposed maximum aggregate value of transaction:

       (5)     Total fee paid:

|_|    Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
       (1)     Amount Previously Paid:

       (2)     Form, Schedule or Registration Statement no.:

       (3)     Filing Party:

       (4)     Date Filed:

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 11, 2001
                                   -----------

To Our Stockholders:

         The Annual Meeting of Stockholders of Mossimo, Inc. (the "Company") will be held in the Sutton Room at the Four Seasons Hotel, 57 East 57th Street, New York, New York 10022 on June 11, 2001 at 9:00 a.m. for the following purposes:

         1.       To elect one director to serve a three-year term; and

         2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

         The Board of Directors has fixed April 30, 2001 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

         WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                              By Order of the Board of Directors


                                              /S/ Gia Castrogiovanni
                                              ----------------------
                                              Gia Castrogiovanni
                                              SECRETARY

Santa Monica, California
April 30, 2001

                                  2016 BROADWAY
                         SANTA MONICA, CALIFORNIA 9O404
                                 (310) 460-0040

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                                     GENERAL

         The accompanying proxy is solicited by and on behalf of the Board of Directors of Mossimo, Inc. ("Mossimo" or the "Company") in connection with the Annual Meeting of Stockholders to be held at 9:00 a.m. on June 11, 2001, held in the Sutton Room at the Four Seasons Hotel, 57 East 57th Street, New York, New York 10022 and at any and all adjournments thereof (the "Annual Meeting").

         This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about April 30, 2001. The Company will pay the costs of solicitation of proxies. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock of the Company in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

                      VOTING RIGHTS AND OUTSTANDING SHARES

         Only stockholders of record of the Company's Common Stock as of April 30, 2001 will be entitled to vote at the Annual Meeting. On April 30, 2001, there were 15,246,042 outstanding shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

         A majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting must be represented at the Annual Meeting in order for there to be a quorum for the conduct of business at the meeting. Abstentions and broker non-votes (I.E., shares held by a broker which are represented at the Annual Meeting, but with respect to which such broker is not authorized to vote on the particular proposal) will be counted as shares present and entitled to vote for purposes of determining a quorum.

         All shares represented by each properly executed, unrevoked proxy received by the Company prior to the vote will be voted in the manner specified. If the manner of voting is not specified, the proxy will be voted FOR election to the Board of Directors of the nominee set forth in this Proxy Statement.

REVOCABILITY OF PROXIES

         Proxies must be written, signed by the stockholder and returned to the Secretary of the Company prior to the vote. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw his or her proxy and vote his or her shares.

                                    DIRECTORS

         The Bylaws of the Company provide that the authorized number of directors shall range from two to five, with the exact number set by resolution of the Board of Directors. The authorized number of directors is currently five but will decrease to four at the time of the Annual Meeting. The Board of Directors is divided into three classes, with the three-year terms of each class ending in successive years. Edwin H. Lewis resigned as President, Chief Executive Officer and a director of the Company effective as of March 28, 2000. Prior to his resignation, Mr. Lewis was a Class I Director. On April 20, 2000, William R. Halford was appointed to the Board to serve as a Class II director. On May 30, 2000 Brett White was appointed to the Board to serve as a Class III director. Mr. White is a nominee for election at the Annual Meeting, for a term of three years, expiring at the third succeeding Annual Meeting (I.E., in the year 2004). John H. Stafford's current term of office as a Class III Director will expire at the date of the Annual Meeting on June 11, 2001. Mr. Stafford will not be seeking re-election.

         Certain information with respect to the nominees for election as directors at the Annual Meeting and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

    NAME                        PRINCIPAL OCCUPATION                         AGE
    ----                        --------------------                         ---

NOMINEE FOR RE-ELECTION WITH A TERM OF OFFICE TO EXPIRE IN 2004 (CLASS III DIRECTOR)

BRETT WHITE            Mr. White was appointed Chairman--The                  41
                       Americas, CB Richard Ellis in May 1999. He serves as a member of the Board of Directors and is one of two voting members of its Executive Committee. Before being named
                       Chairman--The Americas, Mr. White held a series of management positions beginning in 1990, the most recent prior position was president of Brokerage Services. Mr. White also enjoyed a distinguished career as a sales professional within CB Richard Ellis in the San Diego region. Mr. White has been given a number of industry awards and recognition, including Los Angeles Business
                       Journal's "Brokerage Executive of the Year" in 1977. Mr. White has been with CB Richard
                       Ellis since 1984.

DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 2003 (CLASS II DIRECTORS)

ROBERT MARTINI         Mr. Martini was appointed as a director of             69
                       the Company in October 1996 and has served on the Compensation Committee of the Board of Directors since November 1996 and the Audit Committee of the Board of Directors since November 1998. Mr. Martini has
                       Chairman of the Board of Directors of Bergen
                       Brunswig Corporation since 1992. A 40-year veteran of Bergen Brunswig Corporation, Mr.
                       Martini held several management positions including President from 1981 to 1992 and Chief Executive Officer from 1990 to 1997 and a position he continues to hold since
                       November 1999. Bergen Brunswig Corporation is a leading supplier of pharmaceuticals and specialty healthcare products.

WILLIAM R. HALFORD     Mr. Halford was appointed as a director of             41
                       the Company on April 20, 2000.Since January
                       2001,he has served as President of Irvine
                       Office Properties, a division of the Irvine
                       Company, which develops, leases and operates a 22 million square foot office and flex tech portfolio. From July1996, Mr. Halford served as President of the Irvine Office
                       Company, a division of the Irvine Company, which developed, leased and operated a seven million square foot office portfolio. From
                       August 1995 to June 1996, Mr. Halford served as Vice President General Manager of The
                       Irvine Company. Before joining The Irvine
                       Company, Mr. Halford was Vice President of
                       Leasing and Marketing for PM Realty Group's
                       Western Division from January 1994 to July
                       1995.

DIRECTOR WHOSE TERM OF OFFICE EXPIRES IN 2002 (CLASS I DIRECTOR)

MOSSIMO G. GIANNULLI   Mr. Giannulli founded the Company's business           37
                       in 1987 and has been Chairman of the Board since the Company's formation in 1988. Mr.
                       Giannulli was the Company's President from the Company's formation in 1988 to March 4, 1998, and its Chief Executive Officer from
                       November 1995 to March 4, 1998. Mr.
                       Giannulli was appointed as President and Chief Executive Officer of the Company on
                       March 28, 2000.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         The Board of Directors held 9 meetings during 2000 and took action by written consent twice. The Board of Directors has a standing Audit Committee and Compensation Committee.

         The Audit Committee is currently comprised of Robert Martini, John H. Stafford and William R. Halford. Mr. Stafford will not be seeking re-election at the Annual Meeting. Neither Mr. Martini, Mr. Stafford nor Mr. Halford is an employee of, or otherwise affiliated with (other than in their capacity as director), the Company. The Audit Committee is responsible for reviewing audit results and the adequacy of the Company's systems of internal control, appointing or discharging the Company's independent auditors and reviewing each professional service of a non-audit nature to be provided by the independent auditors to evaluate the impact of the independence of the auditors undertaking such added services. The Audit Committee met twice in 2000.

         The Compensation Committee is currently comprised of Robert Martini, John H. Stafford and Brett White. Mr. Stafford will not be seeking re-election at the Annual Meeting. The Compensation Committee is responsible for recommending to the Board of Directors the base salary and incentive compensation for all executive officers, taking final action with respect to base salary and incentive compensation for certain other officers and key employees and reviewing the Company's compensation policies and management actions to assure succession of qualified officers. The Compensation Committee administers the Company's 1995 Stock Plan and the Employee Stock Purchase Plan. The Compensation Committee met twice and took action by written consent once in 2000.

         All Committee members attended at least 75% of the meetings that were held in 2000 and at which they were entitled to attend.

DIRECTORS' COMPENSATION

         Non-employee directors receive $10,000 annually as compensation for serving on the Board of Directors. All directors are reimbursed for their reasonable expenses incurred in attending meetings. Non-employee directors participate in the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"), which provides for automatic grants of options to each non-employee director at the then current market price for the Company's stock. Under the Directors Plan, each non-employee director is granted options for 30,000 shares upon initial appointment or election to the Board and receives an annual grant of options for 3,000 shares upon the date of each annual meeting of the Company's stockholders at which such director is re-elected or continues as a director. The initial options for 30,000 shares vest 50% per year, commencing on the first anniversary of the date of grant, and the options for 3,000 shares fully vest on the first anniversary of the date of grant.

         Mr. Halford was granted options on April 20, 2000 to purchase 30,000 shares of the Company's Common Stock at an exercise price equal to $1.875, the fair market value of the Company's Common Stock on the date of grant, pursuant to the Directors Plan. Messrs. Martini, Stafford and Halford were granted options on May 22, 2000 to purchase 3,000 shares of the Company's Common Stock at an exercise price equal to $0.875, the fair market value of the Company's Common Stock on the date of grant, pursuant to the Directors Plan.
Mr. White was granted options on May 30, 2000 to purchase 30,000 shares of the Company's Common Stock at an exercise price equal to $0.5469, the fair market value of the Company's Common Stock on the date of grant, pursuant to the Directors Plan.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The following individual is nominated for election as a director to hold office for a term expiring as follows:

         NOMINEE                          TERM EXPIRES
         -------                          ------------

       Brett White                    2004 Annual Meeting


         Mr. White is currently a member of the Board of Directors. All proxies received by the Board of Directors will be voted FOR the nominee if no directions to the contrary are given. In the event that the nominee is unable or declines to serve, an event that is not anticipated, the proxies will be voted for the election of a nominee or nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

VOTE REQUIRED

         The nominee receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as a director. Abstentions and broker non-votes as to the election of directors will not affect the election of directors receiving the plurality of votes.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEE.


                                   MANAGEMENT

         The following table sets forth certain information concerning the executive officers of the Company as of April 30, 2001:

NAME                                   AGE                 POSITION
----                                   ---                 --------

Mossimo G. Giannulli..................  37     Chairman of the Board, President
                                               and Chief Executive Officer

Gia Castrogiovanni....................  41     Senior Vice President, Treasurer
                                               and Secretary

         Background information on Mr. Giannulli is set forth under "Directors" above.

         Ms. Castrogiovanni joined the Company in December 1998 as the Company's Senior Vice President. From 1995 to December 1998, Ms. Castrogiovanni was Senior Vice President of Sales of Tommy Hilfiger Womenswear. From 1993 to 1995, Ms. Castrogiovanni was Vice President of Sales of Dana Buchman, a clothing manufacturer.


                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth certain information regarding the compensation for each of the last three years of: (i) each Chief Executive Officer of the Company during 2000, (ii) the executive officers who were serving as executive officers as of December 31, 2000 and whose annual salary and bonus exceeded $100,000 and (iii) up to two other executive officers who would have qualified under clause (ii) but for the fact that such person was not serving as an executive officer of the Company as of December 31, 2000 (the "Named Executive Officers").


                                          SUMMARY COMPENSATION TABLE
                                                                                            LONG TERM
                                                                                          COMPENSATION
                                                                                              AWARDS
                                           ANNUAL COMPENSATION          OTHER ANNUAL        SECURITIES
                                           -------------------          ------------        UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY ($)     BONUS ($)     COMPENSATION ($)      OPTIONS (#)      COMPENSATION ($)(1)
---------------------------      ----    ----------     ---------     ----------------      -----------      -------------------
Mossimo G. Giannulli.........    2000       750,000             0                    0               0                         0
President/CEO (2)                1999             0             0                    0               0                         0
                                 1998       315,000             0                    0               0                     2,500

Edwin H. Lewis...............    2000             0             0                    0               0                         0
Former President/CEO (3)         1999             0             0                    0               0                         0
                                 1998             0             0                    0       6,186,111                         0

Gia Castrogiovanni...........    2000       200,000             0                    0               0                         0
Senior VP, Treasurer and         1999       200,000             0                    0               0                         0
Secretary (5)

Gerald Robertson.............    2000       196,000             0                    0               0                         0
Former Senior VP of              1999       250,000             0                    0               0                         0
Design (4) (5)

-----------

(1) Represents Company contributions to the accounts of the specified executive officers under the Company's 401(k) Plan.

(2) Mr. Giannulli was appointed President and Chief Executive Officer of the Company on March 28, 2000. Included in his salary is an amount of $563,518, which has been deferred until future years. Mr. Giannulli served as President and Chief Executive Officer of the Company in 1998 and stepped down on November 30, 1998 in connection with Mr. Lewis' appointment.

(3) On November 30, 1998, in connection with Mr. Lewis' appointment as President and Chief Executive Officer of the Company, the Company granted to Mr. Lewis stock options to purchase up to 6,186,111 shares of the Company's Common Stock. Mr. Lewis was not paid a salary in 2000,1999 or 1998. On March 28, 2000, Mr. Lewis resigned as President, Chief Executive Officer and director of the Company. In connection with his resignation, all stock options held by Mr. Lewis were canceled.

(4) Mr. Robertson ceased to be an employee of the Company on or about March 28, 2000.

(5) Ms. Castrogiovanni and Mr. Robertson became employees of the Company in 1998.

OPTION GRANTS AND OPTION VALUES

         No stock options or stock appreciation rights were granted to any Named Executive Officers during the year ended December 31, 2000.

         The following table sets forth certain information with respect to exercisable and unexercisable options held by the Named Executive Officers as of December 31, 2000. No stock options were exercised by the Named Executive Officers during 2000.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                  UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                        AT FISCAL YEAR END              AT FISCAL YEAR END(1)
                                        ------------------              ---------------------
                                  EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                  -----------     -------------     -----------     -------------
Mossimo G. Giannulli..........              0                 0     $        0      $          0

Edwin H. Lewis (2)............              0                 0              0                 0

Gia Castrogiovanni............        125,000           125,000              0                 0

Gerald Robertson (3)..........        250,000                 0              0                 0


-----------

(1) Based on the closing sales price of the Common Stock ($1.625) on the National Association of Securities Dealers Over-the-Counter Bulletin Board on December 31, 2000, minus the exercise price of the option, multiplied by the number of shares to which the option relates. At December 31, 2000 there were no unexercised In-the-Money options.

(2) On March 28, 2000, Mr. Lewis resigned as President, Chief Executive Officer and director of the Company. In connection with his resignation, all stock options held by Mr. Lewis were canceled.

(3) Effective April 11, 2000, all options held by Mr. Robertson became fully vested due to an acceleration of the vesting of such options in connection with his termination as an employee of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Robert Martini, John H. Stafford and Brett White were the members of the Compensation Committee of the Board of Directors during 2000. Neither Mr. Martini, Mr. Stafford nor Mr. White is an employee of, or otherwise affiliated with (other than in their capacity as director), the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee (the "Committee") of your Board of Directors is pleased to present its annual report, which is intended to update stockholders regarding the Company's compensation program. This report summarizes the Committee's executive compensation philosophy, and the basis on which the compensation for the Chief Executive Officer and other employees was determined for the calendar year ended December 31, 2000.

         On March 28, 2000, the Company entered into a multi-year licensing agreement (the "Target Agreement") with Target Corporation. As a result of this agreement, the Company restructured its operations and reduced its work force by approximately 90% between December 31, 1999 and December 31, 2000. The Company now operates as a licensor and contributes design services to Target, but it does not manufacture, source or directly market its products. The Company's work force as of December 31, 2000 consisted of eight highly skilled employees.

         Robert Martini, John H. Stafford and Brett White were the members of the Committee during 2000. Neither Mr. Martini, Mr. Stafford nor Mr. White is an employee of or otherwise affiliated with (other than in their capacity as director), the Company. The Committee's responsibilities were to review and determine the compensation paid to corporate officers and key executives and administer the Company's stock incentive plan.

EXECUTIVE COMPENSATION PHILOSOPHY

         The general philosophy of the Compensation Committee is to link overall employee compensation with the performance of the Company and the individual employee. The Compensation Committee recognizes that the success and growth of the Company depends on the efforts and commitment of its key employees. By providing incentives to the employees of the Company, the Committee rewards the efforts of such employees.

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"), currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." In general, for compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. The Committee intends generally to design the Company's compensation to conform to IRC Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance based." However, the Company's current bonus program has not been approved by the Company's stockholders and thus payments under the bonus plan do not qualify as "performance based" compensation for purposes of IRC Section 162(m).

EXECUTIVE COMPENSATION COMPONENTS

         The following is a discussion of the components of the employee compensation program for fiscal 2000, each of which is intended to serve the Company's overall compensation philosophy.

         BASE SALARY. Employees are reviewed annually, and their compensation is generally determined through an assessment of the market for similarly skilled employees performing similar functions, individual performance against assigned objectives and key qualitative factors that include personal accomplishments, strategic impact and career contribution to the Company. No salary adjustments were made during the course of 2000.

         ANNUAL BONUS. All full time, regular employees, other than the Chief Executive Officer (whose bonus program is discussed below), are eligible to receive an annual bonus based upon their individual performance against assigned objectives, annual performance reviews and the financial performance of the Company. Bonuses for each such employee are equal to a specified percentage (ranging from 10% to 100%) of his or her base salary. Due primarily to the restructuring of the Company's business discussed above and the resultant decline in financial performance during 2000, no bonuses were awarded in 2000.

         LONG-TERM INCENTIVE COMPENSATION. The Company has in the past and may in the future compensate its employees in part with long-term incentive compensation. The primary purpose of the Company's long-term incentive compensation is to encourage and facilitate personal stock ownership by its employees and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their responsibilities. The Company's primary means of long-term incentive compensation are stock options. Due primarily to the restructuring discussed above, the Company did not grant any stock options to its employees during 2000.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Edwin Lewis, who served as the Chief Executive Officer of the Company from December 1, 1998 to March 28, 2000, received no base salary. On November 30, 1998, the Company granted Mr. Lewis stock options to purchase up to 6,186,111 shares of Common Stock of the Company. Pursuant to a contribution agreement described below in "Certain Transactions," Mr. Giannulli agreed to contribute to the Company a number of shares equal to the number of shares issued by the Company to Mr. Lewis pursuant to his exercise of these stock options. Effective March 28, 2000, Mr. Lewis resigned from his position as Chief Executive Officer, and all stock options granted to Mr. Lewis were canceled, the contribution agreement was terminated and Mr. Giannulli was appointed as Chief Executive Officer of the Company.

         Mr. Giannulli received a base salary of $750,000 in 2000. Of this amount $563,518 was deferred until future years. Effective February 1, 2001, Mr. Giannulli's annual base salary was increased to $900,000. Mr. Giannulli is also eligible to receive a bonus equal to 50% of the excess, if any, of the Company's net royalty revenue under the Target Agreement over the guaranteed minimum royalty payments under such agreement. The guaranteed minimum payments under the Target Agreement are $8,500,000 for the contract year commencing February 1, 2001 and $9,625,000 for each of the contract years commencing February 1, 2002 and 2003. The Target Agreement is subject to early termination under some circumstances. Mr. Giannulli's current compensation arrangement was approved by the Compensation Committee after consultation with a nationally recognized executive compensation consultant.


                                                     Robert Martini
                                                     John H. Stafford
                                                     Brett White

Dated: April 30, 2001

         The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.


REPORT OF THE AUDIT COMMITTEE

         The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors.

         In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

         The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent auditors have discussed the auditors' independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditors, including tax-consulting services, employee benefits services and the Audit Committee considered the fees and costs billed and expected to be billed by the independent auditors for those services. The Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditors are compatible with maintaining auditor independence.

         The Committee has discussed with the Company's independent auditors, with and without management present, their evaluations of the Company's internal accounting controls and the overall quality of the Company's financial reporting.

         In concluding that Arthur Andersen LLP is independent, the Audit Committee considered, among other factors, whether the provision of nonaudit services (as described below) provided by Arthur Andersen were compatible with maintaining their independence.

Arthur Andersen LLP Fees:

         Audit Fees. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Forms 10-Q for that year was approximately $75,000.

         All Other Fees. The aggregate fees billed by Arthur Andersen LLP for all other services not referred to above, including tax services, for the year ended December 31, 2000 was approximately $11,000.

         In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors on April 16, 2001, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with SEC.

                                                     Robert Martini
                                                     John H. Stafford
                                                     William R. Halford

Dated: April 30, 2001

         The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.


                              CERTAIN TRANSACTIONS

         In October 1998, the Company entered into a lease agreement for a facility in Santa Monica, California with 3002 Pennsylvania Avenue, LLC, of which Mr. Giannulli is a partner. The Company intended to open a design studio in the facility, however, due to management changes within the Company, these plans were terminated. During 1999, the Company entered into a sublease agreement with a third party. The lease and sublease agreements have concurrent termination dates. The Company's annual rent obligation under the lease for the facility is approximately $77,000. The Company's annual rent obligation is equivalent to the rent receivable under the sublease.

         On November 30, 1998, in connection with the grant by the Company to Edwin H. Lewis of stock options to purchase up to 6,186,111 shares of Common Stock of the Company (the "Lewis Options"), the Company and Mossimo Giannulli entered into a Contribution Agreement (the "Contribution Agreement"), pursuant to which Mr. Giannulli agreed to contribute to the Company a number of shares of Common Stock equal to the aggregate number of shares of Common Stock to be issued by the Company upon Mr. Lewis' exercise of the Lewis Options.

         On November 30, 1998, in connection with the transactions associated with the appointment of Edwin H. Lewis as President, Chief Executive Officer and Director of the Company, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with Mr. Lewis and Mossimo Giannulli. The Stockholders Agreement provided for (i) the right of Mr. Giannulli and Mr. Lewis to unilaterally nominate one member of the Company's Board of Directors and to jointly nominate the remaining members of the Company's Board of Directors, subject to certain exceptions, (ii) voting arrangements between Mr. Giannulli and Mr. Lewis the intent of which was to equalize their voting power, except to the extent that either one of them transfers his shares to a third party, and to ensure that each of them voted for each other's director nominees and (iii) certain restrictions on Mr. Giannulli and Mr. Lewis seeking to gain control of the Company or transferring their shares to a third party.

         In connection with Mr. Lewis' resignation as an officer and director of the Company on March 28, 2000, Mr. Giannulli, the Company and Mr. Lewis entered into a Separation and Release Agreement dated as of March 28, 2000 (the "Separation and Release Agreement"), pursuant to which the Stockholders Agreement and the Contribution Agreement were terminated and are no longer of any force or effect. Concurrently with entering into the Separation and Release Agreement, Mr. Lewis, the Company and Mr. Giannulli entered into a Stock Option Termination Agreement pursuant to which the Mossimo, Inc. Stock Option Plan for Edwin Lewis was terminated and the Lewis Options were canceled.

         In connection with the transactions associated with the appointment of Edwin H. Lewis as President, Chief Executive Officer and Director of the Company, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") with Mossimo Giannulli and Mr. Lewis. Pursuant to the Registration Rights Agreement, the Company granted each of Mr. Giannulli and Mr. Lewis limited demand registration rights to facilitate the resale of certain securities owned by them and certain piggyback rights to sell their securities in connection with certain offerings of securities of the Company. Due to the cancellation of the Lewis Options, Mr. Lewis' rights under the Registration Rights Agreement terminated on March 28, 2000.

                     COMPARATIVE PERFORMANCE BY THE COMPANY

         The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return on (1) a broad equity market index and (2) a published industry index or peer group.

         Although the chart would normally be for a five-year period ending December 31, 2000, the Common Stock of the Company began public trading on February 23, 1996 and, as a result, the following chart commences as of such date.

         This chart compares the Company's Common Stock with (1) the S&P 500 Composite Index and (2) the S&P Textile (Apparel Manufacturers) Index, and assumes the an investment of $100 on February 23, 1996 in each of the Company's Common Stock, the stocks comprising the S&P 500 Composite Index and the stocks comprising the S&P Textile (Apparel Manufacturers) Index.




                     [TOTAL SHAREHOLDER RETURNS GRAPH HERE]

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information as of April 10th, 2001, with respect to Common Stock of the Company owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and director nominee of the Company, (iii) each Named Executive Officer and (iv) all current directors and executive officers of the Company as a group. Except as noted below, and subject to applicable community property and similar laws, each stockholder has sole voting and investment powers with respect to the shares shown.

                                            TOTAL NUMBER OF SHARES   PERCENT OF SHARES OF
                                            ----------------------   --------------------
NAME                                          BENEFICIALLY OWNED          COMMON STOCK
----                                          ------------------          ------------
Mossimo G. Giannulli.......................        10,372,222                66.0%

Edwin H. Lewis.............................                 0                  *

Gia Castrogiovanni.........................           125,000 (1)              *

Gerald Robertson...........................           250,000 (2)             1.6%

William R. Halford.........................             3,000 (3)              *

Robert Martini.............................            70,000 (4)              *

John H. Stafford...........................            41,000 (5)              *

Brett White................................            15,000 (6)              *

All current directors and executive
   officers as a group (6 persons).........        10,626,222                67.6%

-----------

*        Less than one percent.

(1) Represents 125,000 shares of Common Stock underlying options exercisable within sixty days of April 16, 2001.

(2) Represents 250,000 shares of Common Stock underlying options exercisable within sixty days of April 16, 2001.

(3) Represents 3,000 shares of Common Stock underlying options exercisable within sixty days of April 16, 2001.

(4) Includes 37,000 shares of Common Stock underlying options exercisable within sixty days of April 16, 2001.

(5) Includes 37,000 shares of Common Stock underlying options exercisable within sixty days of April 16, 2001.

(6) Represents 15,000 shares of Common Stock underlying options exercisable within sixty days of April 16, 2001.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its directors, executive officers and beneficial owners of greater than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2000, except that except that John H. Stafford failed to timely file a Form 5 for one exempt transaction, William R. Halford failed to timely file a Form 3 and failed to timely file a Form 5 for one exempt transaction and Robert Martini failed to timely file a Form 5 for one exempt transaction.

                       APPOINTMENT OF INDEPENDENT AUDITORS

         Effective June 13, 1997, the Company engaged Arthur Andersen, LLP as its principal accountant. Such engagement was approved by the Audit Committee of the Company's Board of Directors. During the Company's two fiscal years ended December 31, 1996 and any subsequent interim period through June 13, 1997, the Company did not consult Arthur Andersen, LLP regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of disagreement or a reportable event.

         Arthur Andersen, LLP was the independent public accountant for the Company for the year ended December 31, 2000. Representatives of Arthur Andersen, LLP are not expected to be present at the Annual Meeting. Currently the Company has not selected its independent public accountants for the year ending December 31, 2001.

                      STOCKHOLDER PROPOSALS AND NOMINATIONS

         The Company expects to hold the 2002 Annual Meeting of Stockholders on May 14, 2002. Under Rule 14a-8 of the Exchange Act, stockholder proposals to be included in the proxy statement for the 2002 Annual Meeting of Stockholders must be received by the Company's Secretary at its principal executive offices no later than January 1, 2002.

         In addition, the Company's Bylaws provide that no business proposal will be considered properly brought before the 2002 Annual Meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the 2002 Annual Meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 60 days nor more than 90 days, prior to the next annual meeting. Thus, any stockholder intending to submit to the Company a proposal for consideration at the 2002 Annual Meeting must submit such proposal so that it is received by the Company no earlier than February 13, 2002 and no later than March 15, 2002.

         Stockholder proposals should be submitted to the Secretary of the Company at the Company's principal executive offices located at 2016 Broadway, Santa Monica, California 90404. No stockholder proposals were received for inclusion in this proxy statement.


                                  OTHER MATTERS

         While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the Board of Directors, however, to consider any additional matters that may be presented.

                          ANNUAL REPORT TO STOCKHOLDERS

         The Company's Annual Report for the year ended December 31, 2000, which includes the Company's 2000 annual report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission, was first mailed to stockholders of record as of April 30, 2001 on or about April 30, 2001.

         STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                              By Order of the Board of Directors


                                              /S/ Gia Castrogiovanni
                                              ----------------------
                                              Gia Castrogiovanni
                                              SECRETARY

Santa Monica, California
April 30, 2001

                                  MOSSIMO, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Mossimo Giannulli, with unlimited power of substitution, as Proxy to represent the undersigned at the Annual Meeting of Stockholders of Mossimo, Inc., to be held on Monday, June 11, 2001, in the Sutton Room at the Four Seasons Hotel, 57 East 57th Street, New York, New York 10022 at 9:00 a.m., or any adjournment or adjournments thereof, and to vote, as directed, all shares of Common Stock, which the undersigned would be entitled to vote if then personally present.


            CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE


 -------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                           Please mark
                                                           votes as in       |X|
                                                           this example


ITEM 1. Election of Brett White to the Board of Directors for a three-year term.

           FOR             WITHHELD
           |_|                |_|



ITEM 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE FOR DIRECTOR AND AS SUCH PROXY DEEMS ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


1. Do you plan to attend the Annual Meeting of Stockholders on June 11, 2001 at 9:00 a.m.?

     YES         NO
     |_|        |_|


2.   Has your address changed? If so, please provide the new address below.

-------------------------------------------------------------

-------------------------------------------------------------

-------------------------------------------------------------



Signature(s)_______________________________________        Date_________________

NOTE: Please sign exactly as your name appears above. If stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.


 -------------------------------------------------------------------------------
                              FOLD AND DETACH HERE